SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Final Amendment)*

REVANCE THERAPEUTICS, INC.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

761330109

(CUSIP Number)

Martin P. Sutter

Essex Woodlands Health Ventures V, L.L.C.

Essex Woodlands Health Ventures VIII, LLC

21 Waterway Avenue, Suite 225

The Woodlands, Texas 77380

(281) 364-1555

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

January 20, 2021

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 761330109	Page 2 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Essex Woodlands Health Ventures V, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 457,085
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 457,085
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 457,085
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.007%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 761330109	Page 3 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Essex Woodlands Health Ventures Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 457,085
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 457,085
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 457,085
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.007%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 761330109	Page 4 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Essex Woodlands Health Ventures VIII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 761330109	Page 5 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Essex Woodlands Health Ventures VIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 761330109	Page 6 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Essex Woodlands Health Ventures Fund VIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 761330109	Page 7 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Essex Woodlands Health Ventures Fund VIII-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 761330109	Page 8 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Essex Woodlands Health Ventures Fund VIII-B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 761330109	Page 9 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Martin P. Sutter
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 457,085
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 457,085

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 457,085
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.007%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 761330109	Page 10 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Jeff Himawan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 761330109	Page 11 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Ronald W. Eastman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 761330109	Page 12 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Guido J. Neels
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 761330109	Page 13 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Petri Vainio
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 761330109	Page 14 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Steve Wiggins
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 761330109	Page 15 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Immanuel Thangaraj
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 457,085
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 457,085

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 457,085
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.007%
12	TYPE OF REPORTING PERSON IN

ORIGINAL REPORT ON SCHEDULE 13G

Item 1.

(a)	Name of Issuer: Revance Therapeutics, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

7555 Gateway Boulevard

Newark, California 94560

Item 2.

(a) Name of Person Filing: This Final Amendment to Schedule 13G is being filed jointly by Essex Woodlands Health Ventures Fund V, L.P., a Delaware limited partnership (“Essex V”), Essex Woodlands Health Ventures V, L.L.C., a Delaware limited liability company, the general partner of Essex V (the “Essex V General Partner”), Essex Woodlands Health Ventures Fund VIII, L.P., a Delaware limited partnership (“Essex VIII”), Essex Woodlands Health Ventures Fund VIII-A, L.P., a Delaware limited partnership (“Essex VIII-A”), Essex Woodlands Health Ventures Fund VIII-B, L.P., a Delaware limited partnership (“Essex VIII-B”, and together with Essex VIII and Essex VIII-A, the “Essex VIII Funds”), Essex Woodlands Health Ventures VIII, L.P., a Delaware limited partnership, the general partner of the Essex VIII Funds (the “Essex VIII Funds GP”), Essex Woodlands Health Ventures VIII, LLC, a Delaware limited liability company, the general partner of the Essex VIII Funds GP (the “Essex VIII General Partner”), Martin P. Sutter, an individual, Jeff Himawan, an individual, Ronald W. Eastman, an individual, Guido J. Neels, an individual, Petri Vainio, an individual, Steve Wiggins, an individual, and Immanuel Thangaraj, an individual (each a “Manager”, collectively, the “Managers”, and together with the Essex VIII Funds, Essex VIII Funds GP and the Essex VIII General Partner, the “Reporting Persons”).

(b) Address of Principal Business Office: The address of the principal business of each of the Reporting Persons is 21 Waterway Avenue, Suite 225, The Woodlands, Texas 77380.

(c) Citizenship: Essex V, the Essex VIII Funds and Essex VIII Funds GP are each Delaware limited partnerships. Essex V General Partner and the Essex VIII General Partner are each Delaware limited liability companies. Each Manager is an individual who is a citizen of the United States.

(d) Title and Class of Securities: Common Stock

(e) CUSIP Number: 761330109

Item 3. If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a 8).

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d- 1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a 3);

(j)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

(a)	Amount Beneficially Owned:

For Essex V and Essex V General Partner, 457,085 shares.

For Essex VIII Funds GP and Essex VIII General Partner, 0 shares.

For Essex VIII, 0 shares.

For Essex VIII-A, 0 shares.

For Essex VIII-B, 0 shares.

For each of the Managers: Martin P. Sutter and Immanuel Thangaraj, 457,085 shares. For each of the Managers: Jeff Himawan, Ronald W. Eastman, Guido J. Neels, Petri Vainio and Steve Wiggins, 0 shares.

(b)	Percent of Class:

The following percentages are calculated based on 66,549,174 shares of Common Stock outstanding on October 30, 2020, as set forth in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 9, 2020.

For Essex V and Essex V General Partner, 0.007%.

For each of Essex VIII Funds GP and Essex VIII General Partner, 0.00%.

For Essex VIII, 0.00%.

For Essex VIII-A, 0.00%.

For Essex VIII-B, 0.00%.

For each of the Managers: Martin P. Sutter and Immanuel Thangaraj, 0.007%. For each of the Managers: Jeff Himawan, Ronald W. Eastman, Guido J. Neels, Petri Vainio and Steve Wiggins, 0.00%.

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

For Essex V and Essex V General Partner, 457,085 shares.

For Essex VIII Funds GP and Essex VIII General Partner, 0 shares.

For Essex VIII, 0 shares.

For Essex VIII-A, 0 shares.

For Essex VIII-B, 0 shares.

(ii) Shared power to vote or to direct the vote:

For each of the Managers: Martin P. Sutter and Immanuel Thangaraj, 457,085 shares.

For each of the Managers: Jeff Himawan, Ronald W. Eastman, Guido J. Neels, Petri Vainio and Steve Wiggins, 0 shares.

(iii) Sole power to dispose or to direct the disposition of:

For Essex V and Essex V General Partner, 457,085 shares.

For Essex VIII Funds GP and Essex VIII General Partner, 0 shares.

For Essex VIII, 0 shares.

For Essex VIII-A, 0 shares.

For Essex VIII-B, 0 shares.

(iv) Shared power to dispose or to direct the disposition of:

For each of the Managers: Martin P. Sutter and Immanuel Thangaraj, 457,085 shares.

For each of the Managers: Jeff Himawan, Ronald W. Eastman, Guido J. Neels, Petri Vainio and Steve Wiggins, 0 shares.

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

N/A

Item 8. Identification and Classification of Members of the Group.

N/A

Item 9. Notice of Dissolution of Group.

N/A

Item 10. Certifications.

N/A

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2021

ESSEX WOODLANDS HEALTH VENTURES V, L.L.C.			INDIVIDUALS:

/s/ Martin P. Sutter
By:	/s/ Martin P. Sutter		Name: Martin P. Sutter
	Name:	Martin P. Sutter
	Title:	Managing Director

ESSEX WOODLANDS HEALTH VENTURES FUND V, L.P.			/s/ Jeff Himawan
Name: Jeff Himawan
By: Essex Woodlands Health Ventures V, L.L.C.

By:	/s/ Martin P. Sutter		/s/ Ronald W. Eastman
	Name:	Martin P. Sutter	Name: Ronald W. Eastman
	Title:	Managing Director

ESSEX WOODLANDS HEALTH VENTURES VIII, LLC

By:	/s/ Martin P. Sutter		/s/ Guido J. Neels
	Name:	Martin P. Sutter	Name: Guido Neels
	Title:	Managing Director

ESSEX WOODLANDS HEALTH VENTURES VIII, L.P.

By: Essex Woodlands Health Ventures VIII, LLC,			/s/ Petri Vainio
	Its General Partner		Name: Petri Vainio

By:	/s/ Martin P. Sutter
	Name:	Martin P. Sutter
	Title:	Managing Director	/s/ Steve Wiggins
Name: Steve Wiggins

ESSEX WOODLANDS HEALTH VENTURES
FUND VIII, L.P.
/s/ Immanuel Thangaraj
By: Essex Woodlands Health Ventures VIII, L.P.,	Name: Immanuel Thangaraj
Its General Partner

By: Essex Woodlands Health Ventures VIII, LLC, Its General Partner

By:	/s/ Martin P. Sutter
	Name:	Martin P. Sutter
	Title:	Managing Director

ESSEX WOODLANDS HEALTH VENTURES FUND VIII-A, L.P.

By: Essex Woodlands Health Ventures VIII, L.P.,
Its General Partner

By:	Essex Woodlands Health Ventures VIII, LLC,
Its General Partner

By:	/s/ Martin P. Sutter
	Name:	Martin P. Sutter
	Title:	Managing Director

ESSEX WOODLANDS HEALTH VENTURES
FUND VIII-B, L.P.

By: Essex Woodlands Health Ventures VIII, L.P.,
Its General Partner

By:	Essex Woodlands Health Ventures VIII, LLC,
Its General Partner

By:	/s/ Martin P. Sutter
	Name:	Martin P. Sutter
	Title:	Managing Director